Exhibit 99.2

Investor Contact: Allison Good The Smith & Wollensky Restaurant Group Phone: 212-838-2061 x2379 Email: agood@swrg.com

Smith & Wollensky Provides Hurricane Katrina Impact Update

New York, NY – August 31, 2005 –The Smith & Wollensky Restaurant Group, Inc. (Nasdaq: SWRG) today announced that its New Orleans restaurant and adjoining Doc Smith’s Lounge have been damaged by Hurricane Katrina and are currently closed. The extent of the damage is not assessable at this time. The Smith & Wollensky Restaurant Group, Inc. and the New Orleans location maintain insurance policies that cover certain losses relating to flood and wind damage, as well as business interruption.

About Smith & Wollensky Restaurant Group

The Smith & Wollensky Restaurant Group develops and operates high-end, high-volume restaurants in major cities across the United States. The original Smith & Wollensky, a traditional New York steakhouse, opened in 1977 and is currently believed to be the largest-grossing a la carte restaurant in the country. Since its inception, the company has grown to include 16 restaurants, including Smith & Wollensky in New York, Miami Beach, Chicago, New Orleans, Las Vegas, Washington, D.C., Philadelphia, Columbus, Dallas, Houston, and Boston. SWRG also operates five other restaurants in New York, including Cité, Maloney & Porcelli, Manhattan Ocean Club, Park Avenue Café, and The Post House.

Except for historical information contained herein, the statements made in this press release regarding the Company’s business, strategy and results of operations are forward-looking statements which are based on management’s beliefs and information currently available to management. Readers are cautioned not to put undue reliance on such forward-looking statements, which are subject to a number of risks and uncertainties that could cause actual results to differ materially from such statements. Factors that may cause such differences include changes in economic conditions generally or in each of the markets in which the Company is located, unanticipated changes in labor or food costs, changes in consumer preferences, the level of competition in the high-end segment of the restaurant industry and the success of the Company’s growth strategy. For a more detailed description of such factors, please see the Company’s filings with the Securities and Exchange Commission. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.